Exhibit 5.1

September 10 , 2015

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

RE: Digital Ally, Inc.

Ladies and Gentlemen:

The undersigned is the Securities Counsel of Digital Ally, Inc., a Nevada corporation (the “Company”) and has acted in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholders named in the Registration Statement of up to an aggregate of 1,102,504 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

As the basis for the opinions hereinafter expressed, I have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Articles of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as I have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Nevada Revised Statutes, and regulations as I have deemed necessary or advisable for the purposes of this opinion. I have not independently verified any factual matter relating to this opinion.

In making my examination, I have assumed and have not verified (i) that all signatures on documents I examined are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals and (iv) the conformity to the original documents of all documents submitted to me as copies thereof.

Based on the foregoing and such legal considerations as I deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

I express no opinion other than as to the federal laws of the United States of America and the laws of the State of Nevada. For purposes of this opinion, I assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder, or Item 509 of Regulation S-K.

This opinion is rendered on the date hereof and I disclaim any duty to advise you regarding any changes in the matters addressed in it.

Sincerely yours,

/s/ Christian J. Hoffmann, III
Securities Counsel
Digital Ally, Inc.